Consent of Independent Registered Public Accounting Firm

The Boards of Directors/Trustees and Shareholders

Legg Mason Partners California Municipals Fund, Inc.

(formerly Smith Barney California Municipals Fund, Inc.)

and

Salomon Funds Trust

We consent to the use of our reports for each of the funds listed below, incorporated herein by reference as of each of the respective dates listed below, and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus on Form N-14.

Registrant (and Fund) Name and Fiscal Year End	Report Date
Legg Mason Partners California Municipals Fund, Inc.
(February 28, 2006)	April 19, 2006

Salomon Funds Trust
(Salomon Brothers California Tax Free Bond Fund)
(December 31, 2005)	February 22, 2006

KPMG LLP

New York, New York

July 19, 2006